Filed pursuant to Rule 424(b)(5)
Registration No. 333-162932

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 10, 2009)

LAKELAND BANCORP, INC.

1,983,315 Shares of Common Stock

We are offering 1,983,315 shares of our common stock, no par value per share (the “Common Stock”) to certain institutional investors advised by the same investment advisor. Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “LBAI.” On August 28, 2012, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $10.07 per share.

The shares of common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See “Risk Factors” beginning on page S-10 of this prospectus supplement for information concerning risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price of Common Stock	$9.65	$19,138,989
Proceeds to us (before expenses)	$9.65	$19,138,989

We expect delivery of the shares of our common stock being offered pursuant to this prospectus supplement to be made to the purchasers on or about September 4, 2012. Concurrent with this offering, we are offering an additional 621,762 shares in an underwritten public offering, which we refer to as our concurrent offering, through Keefe, Bruyette & Woods, as underwriter. We have also granted the underwriter an option to purchase up to an additional 62,176 shares to cover over-allotments, if any.

The date of this prospectus supplement is August 29, 2012.

Prospectus Supplement

Prospectus

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using its shelf registration process under which we may offer shares of common stock and other securities in one or more offerings from time to time. Both this prospectus supplement and the accompanying prospectus include important information about us and our common stock and other information you should consider carefully before investing. This prospectus supplement may add, update or change information contained in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described in this prospectus supplement under the caption “Incorporation of Certain Documents By Reference” before investing in our common stock. To the extent there is any conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any of the documents incorporated herein by reference that are dated on or prior to the date hereof, on the other hand, the information contained in this prospectus supplement shall control.

FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to credit quality (including delinquency trends and the allowance for loan and lease losses), corporate objectives, and other financial and business matters.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found in the “RISK FACTORS” section of this prospectus supplement beginning on page S-10, under Item 1A “RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2011, and elsewhere in our periodic and current reports filed with the Securities and Exchange Commission, or the SEC. These factors include, but are not limited to, the following:

•	changes in the financial services industry and the U.S. and global capital markets;

•	changes in economic conditions nationally, regionally and in our markets;

•	the nature and timing of actions of the Federal Reserve Board and other regulators;

•	the nature and timing of legislation affecting the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	government intervention in the U.S. financial system;

•	changes in levels of market interest rates;

•	pricing pressures on loan and deposit products;

•	credit risks of our lending and leasing activities;

•	customers’ acceptance of our products and services; and

•	competition.

The above-listed risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge from time to time. Certain events may occur that could cause our actual results to be materially different than those described in this prospectus supplement and in our periodic filings with the SEC. Any statements made by us that are not historical facts should be considered to be forward-looking statements.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized anyone to provide you with different information. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction in which such an offer or sale would not be permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. This summary is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus before making an investment decision. As used in this prospectus supplement and the accompanying prospectus, “we,” “us,” “our,” “Lakeland Bancorp” or the “Company” refers to Lakeland Bancorp, Inc. and its subsidiaries on a consolidated basis and “Lakeland Bank” or the “Bank” refers to our banking subsidiary.

Lakeland Bancorp, Inc.

We are a bank holding company headquartered in Oak Ridge, New Jersey. Through Lakeland Bank, we operate 47 banking offices, located in Morris, Passaic, Sussex, Warren, Essex and Bergen counties in New Jersey. Lakeland Bank offers a full range of lending services, including commercial loans and leases, real estate and consumer loans to small and medium-sized businesses, professionals and individuals located in its markets.

In the lending area, these services include short and medium term loans, lines of credit, letters of credit, inventory and accounts receivable financing, real estate construction loans, mortgage loans and merchant credit card services. In addition to commercial real estate loans, Lakeland Bank makes commercial and industrial loans, which are not always secured by real estate. These types of loans can diversify our exposure in a depressed real estate market. Lakeland Bank’s equipment leasing division provides a solution to small and medium sized companies who prefer to lease equipment over other financial alternatives. Lakeland’s asset based loan department provides commercial borrowers with another lending alternative.

Depository products include demand deposits, as well as savings, money market and time accounts. We also offer wire transfer, internet banking and night depository services to the business community. In addition, we offer cash management services, such as remote capture of deposits and overnight sweep repurchase agreements.

Lakeland Bank also offers a broad range of consumer banking services, including checking accounts, savings accounts, NOW accounts, money market accounts, certificates of deposit, internet banking, secured and unsecured loans, consumer installment loans, mortgage loans, and safe deposit services. Investment and advisory services for individuals and businesses are also available.

At June 30, 2012, we had total assets of $2.85 billion, total loans of $2.09 billion, total deposits of $2.28 billion and total stockholders’ equity of $246.9 million.

Our principal executive offices are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, and our telephone number is 973 697 2000.

We maintain an Internet website at www.lakelandbank.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus supplement or the accompanying prospectus.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE” in this prospectus supplement.

THE OFFERING

Common stock offered in this prospectus supplement	1,983,315 shares

Common stock offered in concurrent offering(1)	621,762 shares

Common stock outstanding after this offering and concurrent offering(2)	29,601,162 shares

Public offering price per share(3)	$9.65

Use of proceeds	We intend to use the aggregate net proceeds of this offering and the concurrent offering to redeem our trust preferred securities issued in December 2003. See “Use of Proceeds” on page S-12 of this prospectus supplement.

Risk factors	Investment in our common stock involves risks. Before investing, you should carefully consider all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the descriptions of risks set forth under the captions “Risk Factors” beginning on page S-10 of this prospectus supplement and “Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 that is filed with the SEC and incorporated herein by reference.

Nasdaq Global Select Market symbol	LBAI

(1)	Does not include any shares issuable upon exercise of the underwriter’s over-allotment option.
(2)	The number of shares outstanding after the offering is based on 26,996,085 shares of common stock outstanding as of July 27, 2012, which does not include 598,477 shares of common stock subject to outstanding stock options at an average exercise price of $12.57 per share. It also does not include any shares issuable upon exercise of the underwriter’s over-allotment option in our concurrent offering.
(3)	The shares to be sold in the concurrent offering will have a public offering price of $9.65 per share.

SELECTED HISTORICAL FINANCIAL DATA

The following selected financial data as of and for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 are derived from audited consolidated financial statements of Lakeland Bancorp. The financial data as of and for the six months ended June 30, 2012 and 2011 are derived from unaudited financial statements of Lakeland Bancorp. The unaudited financial statements include all adjustments, consisting solely of normal recurring accruals, which we consider necessary for a fair presentation of the financial results of operations for such periods. The operating results for the six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2012. The financial data below should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement.

	Six Months Ended		Years Ended December 31,
	June 30, 2012	June 30, 2011	2011	2010	2009	2008	2007
	(in thousands except per share data)
Interest income	$56,232	$59,489	$117,524	$125,649	$133,822	$143,937	$136,378
Interest expense	8,538	10,484	20,111	25,895	40,443	55,358	64,650

Net interest income	47,694	49,005	97,413	99,754	93,379	88,579	71,728
Provision for loan and lease losses	8,433	10,333	18,816	19,281	51,615	23,730	5,976
Noninterest income excluding gains/losses on investment securities	8,555	8,496	16,888	17,654	15,952	17,558	16,858
Gains on sales of investment securities	273	444	1,229	1,742	3,845	53	1,769
Other than temporary impairment losses on equity securities	0	0	0	(128)	(940)	0	0
Noninterest expenses	32,745	33,758	68,151	70,405	73,794	60,071	58,190

Income (loss) before income taxes (benefit)	15,344	13,854	28,563	29,336	(13,173)	22,389	26,189
Income tax provision (benefit)	4,920	4,225	8,712	10,125	(7,777)	7,224	8,201

Net income (loss)	10,424	9,629	19,851	19,211	(5,396)	15,165	17,988
Dividends on preferred stock and accretion	620	1,580	2,167	3,987	3,194	0	0

Net income (loss) available to common shareholders	$9,804	$8,049	$17,684	$15,224	$(8,590)	$15,165	$17,988

Per-Share Data(1)
Weighted average shares outstanding:
Basic	26,719	26,534	26,572	26,352	26,099	25,870	25,564
Diluted	26,774	26,698	26,681	26,384	26,099	25,962	25,671
Earnings (loss) per share:
Basic	$0.36	$0.30	$0.66	$0.57	($0.33)	$0.58	$0.70
Diluted	$0.36	$0.30	$0.66	$0.57	($0.33)	$0.58	$0.70
Cash dividend per common share	$0.12	$0.11	$0.23	$0.19	$0.27	$0.36	$0.35
Book value per common share	$9.15	$8.67	$8.99	$8.40	$8.05	$8.46	$8.24
Tangible book value per common share	$5.92	$5.42	$5.74	$5.10	$4.68	$5.02	$4.70

	Six Months Ended
			Years Ended December 31,
	June 30, 2012	June 30, 2011	2011	2010	2009	2008	2007
	(in thousands except per share data)
Selected Balance Sheet Data at Period End

Investment securities available for sale	$416,984	$444,067	$471,944	$487,107	$375,530	$282,174	$273,247
Investment securities held to maturity	91,348	70,975	71,700	66,573	81,821	110,114	129,360
Loans and leases, net of deferred costs	2,088,784	1,984,849	2,041,575	2,014,617	2,017,035	2,034,831	1,886,535
Goodwill and other identifiable intangible assets	87,111	87,158	87,111	87,689	88,751	89,812	90,874
Total assets	2,853,202	2,741,335	2,825,950	2,792,674	2,723,968	2,642,625	2,513,771
Total deposits	2,277,400	2,182,383	2,249,653	2,195,889	2,157,187	2,056,133	1,987,405
Total core deposits	1,950,360	1,779,985	1,890,101	1,783,040	1,691,447	1,445,101	1,383,234
Borrowings	222,322	207,322	232,322	272,322	223,222	288,222	249,077
Total stockholders’ equity	246,941	250,568	259,783	260,709	267,986	220,941	211,599

Performance ratios
Return on Average Assets(2)	0.75%	0.70%	0.71%	0.69%	NM	0.59%	0.76%
Return on Average Common Equity(2)	8.59%	8.51%	8.53%	8.70%	NM	6.99%	8.81%
Return on Average Equity(2)	8.45%	7.64%	7.79%	7.13%	NM	6.99%	8.81%
Efficiency ratio(3)	57.44%	56.41%	56.87%	56.40%	62.06%	54.72%	63.17%
Net Interest Margin (tax equivalent basis)	3.73%	3.90%	3.85%	3.95%	3.74%	3.79%	3.41%
Loans to Deposits	91.72%	90.95%	90.75%	91.74%	93.50%	98.96%	94.92%

Capital ratios
Common Equity to Asset ratio	8.65%	8.47%	8.54%	7.99%	7.78%	8.36%	8.42%
Tangible common equity to tangible assets	5.78%	5.46%	5.63%	5.01%	4.68%	5.14%	4.98%
Equity to Asset ratio	8.65%	9.14%	9.19%	9.34%	9.84%	8.36%	8.42%
Tier 1 leverage ratio	7.62%	8.09%	8.33%	9.21%	9.44%	8.08%	8.11%
Tier 1 risk-based capital ratio	10.21%	10.95%	11.23%	12.43%	12.65%	10.24%	10.08%
Total risk-based capital ratio	12.59%	13.26%	13.39%	13.68%	13.90%	11.52%	11.08%

(1)	Restated for 5% stock dividends in 2012, 2011 and 2007.
(2)	Ratios for 2009 are not meaningful (NM) and therefore not presented. Ratios for the interim periods have been annualized.
(3)	A non-GAAP ratio which represents non-interest expense, excluding other real estate expense, other repossessed asset expense, long-term debt prepayment fee, provision for unfunded lending commitments and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of measurements and ratios based on tangible equity, tangible assets and the Company’s efficiency ratio, is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

	For the six months ended		For the year ended December 31,
	June 30, 2012	June 30, 2011	2011	2010	2009	2008	2007
			(dollars in thousands)
Calculation of efficiency ratio
Total non-interest expense	$32,745	33,758	$68,151	$70,405	$73,794	$60,071	$58,190
Less:
Amortization of core deposit intangibles	—	(531)	(577)	(1,062)	(1,062)	(1,062)	(1,180)
Other real estate owned and other repossessed asset expense	(76)	(472)	(780)	(483)	(1,002)	(155)	(10)
Long-term debt prepayment fee	—	—	(800)	(1,835)	(3,075)	—	—
Provision for unfunded lending commitments	(67)	(13)	(375)	(195)	(58)	(76)	(7)

Non-interest expense, as adjusted	32,602	$32,742	$65,619	$66,830	$68,597	$58,778	$56,993

Net interest income	47,694	$49,005	$97,413	$99,754	$93,379	$88,579	$71,728
Noninterest income	8,828	8,940	18,117	19,268	18,857	17,611	18,627

Total revenue	56,522	57,945	115,530	119,022	112,236	106,190	90,355
Plus: Tax-equivalent adjustment on municipal securities	508	542	1,080	1,082	1,206	1,287	1,629
Less: gains on investment securities	(273)	(444)	(1,229)	(1,614)	(2,905)	(53)	(1,769)

Total revenue, as adjusted	56,757	$58,043	$115,381	$118,490	$110,537	$107,424	$90,215

Efficiency ratio	57.44%	56.41%	56.87%	56.40%	62.06%	54.72%	63.17%

(dollars in thousands, except per share amounts)	June 30,		December 31,
	2012	2011	2011	2010	2009	2008	2007
Calculation of tangible book value per common share
Total common stockholders' equity at end of period - GAAP	$246,941	232,201	$241,303	$223,235	$211,963	$220,941	$211,599
Less:
Goodwill	87,111	87,111	87,111	87,111	87,111	87,111	87,111
Other identifiable intangible assets, net	—	47	—	578	1,640	2,701	3,763

Total tangible common stockholders’ equity at end of period - Non-GAAP	159,830	145,043	$154,192	$135,546	$123,212	$131,129	$120,725

Shares outstanding at end of period (1)	26,993	26,773	26,836	26,588	26,319	26,115	25,667

Book value per share - GAAP (1)	$9.15	$8.67	$8.99	$8.40	$8.05	$8.46	$8.24

Tangible book value per share - Non-GAAP (1)	$5.92	$5.42	$5.74	$5.10	$4.68	$5.02	$4.70

	June 30,		December 31,
	2012	2011	2011	2010	2009	2008	2007
Calculation of tangible common equity to tangible assets
Total tangible common stockholders’ equity at end of period - Non-GAAP	159,830	145,043	$154,192	$135,546	$123,212	$131,129	$120,725

Total assets at end of period	2,853,202	2,741,335	$2,825,950	$2,792,674	$2,723,968	$2,642,625	$2,513,771
Less:
Goodwill	87,111	87,111	87,111	87,111	87,111	87,111	87,111
Other identifiable intangible assets, net	—	47	—	578	1,640	2,701	3,763

Total tangible assets at end of period - Non-GAAP	2,766,091	2,654,177	$2,738,839	$2,704,985	$2,635,217	$2,552,813	$2,422,897

Common equity to assets - GAAP	8.65%	8.47%	8.54%	7.99%	7.78%	8.36%	8.42%

Tangible common equity to tangible assets - Non-GAAP	5.78%	5.46%	5.63%	5.01%	4.68%	5.14%	4.98%

(1)	Restated for 5% stock dividends in 2012, 2011 and 2007.

	For the six months ended		For the years ended December 31,
	June 30, 2012	June 30, 2011	2011	2010	2009	2008	2007
Calculation of return on average tangible common equity	(dollars in thousands)
Net income (loss) - GAAP	$10,424	$9,629	$19,851	$19,211	$(5,396)	$15,165	$17,988

Total average common stockholders' equity	$244,105	$228,098	$232,711	$220,796	$217,062	$216,931	$204,127
Less:
Average goodwill	87,111	87,111	87,111	87,111	87,111	87,111	87,111
Average other identifiable intangible assets, net	—	326	166	1,120	2,182	3,247	4,359

Total average tangible common stockholders’ equity - Non GAAP	$156,994	$140,661	$145,434	$132,565	$127,769	$126,573	$112,657

Return on average common stockholders’ equity - GAAP	8.59%	8.51%	8.53%	8.70%	-2.49%	6.99%	8.81%

Return on average tangible common stockholders’ equity - Non-GAAP	13.35%	13.80%	13.65%	14.49%	-4.22%	11.98%	15.97%

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks described below and the risks described under the caption “Item 1A-Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2011, as well as the additional information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations and the market price of our common stock could be materially adversely affected by any of these risks.

Risks Relating to this Offering

Our common stock is not insured and you could lose the value of your investment. An investment in shares of our common stock is not a deposit or other debt obligation and is not insured against loss by the Federal Deposit insurance Corporation or any other government agency. Accordingly, you could lose some or all of the value of your investment.

The trading price of our common stock is subject to significant fluctuations and volatility. Stock markets in general, and our common stock, have experienced significant price and volume volatility. The market price of our common stock may continue to be subject to significant fluctuations due not only to changes in our business and operating results, but also to changes in investor sentiment regarding our operations or business prospects or regarding the banking industry in general. Specific factors that may affect the price of our common stock include:

•	operating results that vary from the expectations of management, securities analysts or investors;

•	developments in our businesses or in the financial sector generally;

•	regulatory changes affecting our industry generally or our individual business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or by our competitors;

•	changes in the credit and real estate markets; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

We may raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock. We periodically evaluate opportunities to access capital markets, taking into account our financial condition, regulatory capital ratios, business strategies, anticipated asset growth and other relevant considerations. It is possible that changes in regulatory capital requirements in the future could require us to change the amount or composition of our current capital, including common equity. For all of these reasons, and subject to market conditions, we may take further capital actions after the issuance of the shares offered by this prospectus supplement. Such actions may include, among other things, the issuance of additional shares of common stock in public or private transactions in order to further increase our capital levels above the current requirements for a “well-capitalized” institution established by the federal bank regulatory agencies or other regulatory capital targets.

The issuance of additional common stock or securities convertible into or exchangeable for our common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to holders of our common stock, including purchasers of common stock in this offering. Absent contractual arrangements, holders of our common stock have no preemptive or other rights that would entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in dilution of the ownership interests of our stockholders. The market price of our common stock could decline as a result of sales of our common stock or securities convertible into or exchangeable for common stock made after this offering.

Concurrently with the sale of the shares of common stock under this prospectus supplement, we are offering in an underwritten public offering through Keefe, Bruyette & Woods, as underwriter, an additional 621,762 shares of our common stock (plus another 62,176 shares to cover over-allotments, if any), at a public offering price of $9.65 per share.

After the closing of this offering and assuming all of the shares offered hereby are issued, investors in this offering, collectively, will own approximately 9.9% of our outstanding common stock. These investors have been given the right, for a period of one year from the closing of this offering, to participate in public and private offerings of our securities (subject to certain specified exceptions, including our concurrent offering) to the extent necessary to enable them to maintain their percentage ownership of our common stock. We have agreed not to take any action (including any redemption, repurchase, rescission or recapitalization of our common stock) that would cause these investors’ ownership of any class of our voting securities (together with those investors’ affiliates) to exceed 9.9% of our voting securities or to exceed certain regulatory thresholds unless either the investors are given the right to participate in such redemption, repurchase, rescission or recapitalization on a pro rata basis or the investors consent to such action.

Even after we use the net proceeds in this offering to redeem our trust preferred securities, we will have additional trust preferred securities outstanding, which could adversely affect our capital. As stated under the caption “Use of Proceeds” in this prospectus supplement, we intend to use the net proceeds of this offering and of the concurrent offering primarily to redeem certain of our trust preferred securities. The Board of Governors of the Federal Reserve System (the “FRB”) recently approved for publication three notices of proposed rulemaking substantially amending the risk-based capital rules for banks. The proposed rulemaking, if adopted, would implement the international standards set forth in what is commonly known as Basel III. Basel III requires the phase-out from Tier 1 capital of trust preferred securities over a 10-year time period beginning on January 1, 2013. After we use the net proceeds from this offering and our concurrent offering to redeem our trust preferred securities issued in December 2003, we will have additional trust preferred securities in the aggregate amount of $50.0 million outstanding. These securities will no longer qualify as Tier 1 capital under Basel III, subject to the phase-out period.

Our common stock is subordinate to our and our subsidiaries’ indebtedness and to any preferred stock we may issue in the future. Shares of our common stock are equity interests in Lakeland Bancorp and rank junior to all current and future indebtedness of and other non-equity claims on Lakeland Bancorp with respect to assets available to satisfy claims, including in a liquidation of Lakeland Bancorp. Our common stock is also effectively subordinated to the obligations of our subsidiaries, including depositors and other creditors of Lakeland Bank. We may, and Lakeland Bank may also, incur additional indebtedness from time to time which would increase our aggregate level of outstanding indebtedness.

Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock that may be outstanding at any time. While we no longer have any shares of preferred stock outstanding, we are authorized to issue additional series of preferred stock without any approval on the part of the holders of our common stock. If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, then the rights of holders of our common stock or the market price of our common stock could be adversely affected.

USE OF PROCEEDS

We expect to receive proceeds of approximately $19.1 million from this offering, and net proceeds of approximately $5.6 million after deducting the underwriting discounts (or approximately $6.2 million if the underwriter’s over-allotment option is exercised in full) from our concurrent offering, for total aggregate net proceeds, after deducting underwriting discounts with respect to our concurrent offering and the estimated expenses of both offerings, of $24.6 million ($25.1 million if the underwriter’s over-allotment option is exercised in full in our concurrent offering). We intend to use the net proceeds of these offerings to redeem our trust preferred securities issued in December 2003. We anticipate that we will need approximately $25.8 million to redeem those trust preferred securities in full. To the extent the cost of redemption exceeds the net proceeds from these offerings, we will use our available cash as necessary to complete the redemption of our December 2003 trust preferred securities in full.

Until used for such redemption, we may invest the net proceeds in short-term securities, reduce our short-term indebtedness or hold the net proceeds in deposit accounts in our subsidiary bank.

CAPITALIZATION

The following table shows our consolidated capitalization (unaudited) as of June 30, 2012 on a historical basis, on an as adjusted basis to reflect the sale of 1,983,315 shares of our common stock to be sold in this offering, and as further adjusted to reflect the sale of 621,762 shares of our common stock offered by us in our concurrent offering (assuming no exercise of the underwriter’s over-allotment option). You should read the following table with the consolidated financial statements and notes which are incorporated by reference in this prospectus supplement.

	June 30, 2012
	Actual	As Adjusted for this Offering(1)	As Further Adjusted for the Concurrent Offering(2)
	(Dollars in thousands, except per share amounts) (Unaudited)
Long-Term debt:
Subordinated debentures:	$77,322	$58,183	$51,548

Stockholders’ equity:
Preferred stock, no par value; 1,000,000 shares authorized; 0 shares issued at June 30, 2012	—	—	—

Common stock, no par value; 40,000,000 shares authorized; 27,274,714 shares issued at June 30, 2012; 29,258,029 shares issued as adjusted for this offering and 29,879,791 shares issued as further adjusted for the concurrent offering	$278,593	$297,732	$303,232
Accumulated deficit	(31,764)	(31,764)	(31,764)
Treasury stock, at cost, 281,812 shares at June 30, 2012, as adjusted for the concurrent offering and as further adjusted for this offering	(3,546)	(3,546)	(3,546)
Accumulated other comprehensive income	3,658	3,658	3,658
Total stockholders’ equity	$246,941	$266,080	$271,580

Regulatory capital ratios:
Tier 1 leverage ratio	7.62%	8.46%	8.45%
Tier 1 capital ratio	10.21%	11.34%	11.32%
Total capital ratio	12.59%	12.59%	12.57%

Tangible Equity:
Total Stockholders equity	$246,941	$266,080	$271,580
less: Goodwill	(87,111)	(87,111)	(87,111)

Tangible common stockholders equity	$159,830	$178,969	$184,469

Total assets end of period	$2,853,202	$2,853,202	$2,852,066 (3)
less: Goodwill	(87,111)	(87,111)	(87,111)

Tangible assets	$2,766,091	$2,766,091	$2,764,955

Tangible common equity to assets	5.78%	6.47%	6.67%

Book value per common share	$9.15	$9.18	$9.18

Tangible book value per share	$5.92	$6.18	$6.23

(1)	Assumes estimated proceeds of $19.1 million from this offering, before deducting expenses.
(2)	Assumes estimated net proceeds of $24.6 million from this offering and our concurrent offering, after deducting the underwriter’s discounts in connection with the concurrent offering and estimated expenses of both this offering and the concurrent offering. Assumes no exercise of the underwriter’s over-allotment option in our concurrent offering.
(3)	Gives effect to the use of approximately $1.1 million of cash (in addition to the net proceeds from the offerings) to redeem our trust preferred securities issued in December 2003.

PRICE RANGE OF AND DIVIDENDS ON OUR COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market and quoted under the symbol “LBAI”. The last reported sale price for our common stock on the Nasdaq Global Select Market on August 28, 2012 was $10.07 per share. At June 30, 2012, 26,996,085 shares of our common stock were outstanding and there were approximately 3,300 record holders of our common stock. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share for our common stock on the Nasdaq Global Select Market, and the cash dividends declared per share in each quarter. All of the following information has been adjusted for prior stock dividends, including the 5% stock dividend distributed on April 16, 2012 to shareholders of record on March 30, 2012.

	Sale Price		Cash Dividend Declared
	High	Low
Year Ended December 31, 2010
First Quarter	$8.45	$5.36	$0.046
Second Quarter	10.21	7.72	0.046
Third Quarter	8.57	6.94	0.046
Fourth Quarter	10.57	7.36	0.054
Year Ended December 31, 2011
First Quarter	$10.48	$8.92	$0.054
Second Quarter	10.95	8.71	0.057
Third Quarter	10.44	6.90	0.057
Fourth Quarter	9.30	6.90	0.057
Year Ended December 31, 2012
First Quarter	$10.21	$8.33	$0.057
Second Quarter	10.52	8.75	0.060
Third Quarter (through August 28, 2012)	10.97	9.09	0.060

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (as defined below) who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation or other business entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes

This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U S. federal income tax purposes will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock, subject to the tax treatment described below under “Gain on Sale or Other Disposition of Common Stock.”

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder within the United States) will not be subject to withholding of U.S. federal income tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis and at regular U.S. federal income tax graduated rates. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any portion of a distribution on shares of our common stock that is made to a non-U.S. holder and that is in excess of our current and accumulated earnings and profits may be subject to withholding of U.S. federal income tax, regardless of whether such portion is subject to U.S. federal income tax in the hands of the non-U.S. holder. A non-U.S. holder may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

To claim the benefits of an income tax treaty or to claim exemption from withholding because income is effectively connected with the conduct of a trade or business within the United States, a non-U.S. holder must timely provide the appropriate, properly executed IRS forms. Certification to claim income is effectively connected with the conduct of a trade or business within the United States is generally made on IRS Form W-8ECI. Certification to claim the benefits of an income tax treaty is generally made on IRS Form W-8BEN. These forms may be required to be periodically updated. A non-U.S. holder should consult its tax advisor on its eligibility, and the procedures, to claim the benefits of an income tax treaty or to claim exemption from withholding because income is effectively connected with the conduct of a trade or business within the United States.

Gain on Sale or Other Disposition of Common Stock

In general, any gain recognized by a non-U.S. holder upon the sale or other disposition of the non-U.S. holder’s shares of our common stock, and any portion of a distribution that is treated as capital gains as described above under “Distributions,” will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock, such non-U.S. holder held, directly or indirectly, more than 5% of our common stock at any time during such period and such non-U.S. holder is not eligible for any income tax treaty exemption.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax on a net income basis and at regular U.S. federal income tax graduated rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. However, any such gain that is recognized by a non-U.S. holder and is effectively connected with its conduct of a trade or business within the United States (or so treated) will not be subject to withholding of U.S. federal income tax, provided that in the case of a distribution that is treated as a capital gain as described above in “Distributions,” the non-U.S. holder furnishes a properly completed IRS Form W-8ECI to us or to the person who otherwise would be required to withhold U.S. tax. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U S. holder was present in the United States for 183 days or more during the year of such gain will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. No assurances can be provided in this regard, however.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establish an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Recent Legislation Affecting Common Stock Held Through Foreign Accounts

Recent legislation may result in materially different withholding and information reporting requirements than those described above. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding of tax being imposed on certain payments, including dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on such payments, including on dividends in respect of, and gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution agrees, among other things, to annually report certain information with respect to “United States accounts” maintained by such institution, or (ii) the foreign non-financial entity either certifies it does not have any “substantial U.S. owners” or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation generally applies to payments made after December 31, 2012. Proposed Treasury regulations provide that none of the withholding requirements would begin until January 1, 2014. Final Treasury regulations may alter this. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of this legislation with respect to their investment in shares of our common stock.

PLAN OF DISTRIBUTION

The common stock offered through this prospectus supplement will be sold to certain institutional investors advised by the same investment advisor. We have entered into securities purchase agreements directly with these investors. The form of these securities purchase agreements will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with this offering. We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds from any rejected subscription will be returned immediately by us to the applicable investor, without deductions and without interest.

The shares of our common stock sold in this offering will be listed on the NASDAQ Global Select Market under the symbol “LBAI.” We expect that the shares of common stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York.

Confirmations and copies of this prospectus supplement and the accompanying prospectus will be distributed to all investors. We anticipate that the closing of this offering will occur on September 4, 2012. Investors will be informed of the date and manner in which they must transmit the purchase price for their shares.

On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the shares of common stock sold; and

•	we will deliver the shares of common stock purchased in this offering to the investors in book-entry form through The Depository Trust Company.

VALIDITY OF COMMON STOCK

The validity of the common stock offered hereby will be passed upon for us by Lowenstein Sandler PC, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the accompanying prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act relating to the common stock being offered by this prospectus supplement. This prospectus supplement is a part of the registration statement, but the registration statement also contains additional information and exhibits.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and current reports, proxy statements and other reports, schedules and statements with the SEC. You can read and copy the proxy statements and reports we filed with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Rooms.

Our filings with the SEC, including the registration statement of which this prospectus supplement forms a part, are also available from its Internet website at http://www.sec.gov.

The information in this prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of our common stock by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference in this prospectus supplement the documents listed below and all documents that we file with the SEC after the date of this prospectus supplement under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of the offering, other than, in each case, any of such documents or information that are deemed to have been furnished and not filed in accordance with the rules of the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Form 8-K filed with the SEC on January 18, 2012, January 25, 2012, February 8, 2012, February 9, 2012, February 29, 2012, March 19, 2012, April 20, 2012, May 10, 2012, July 17, 2012, July 27, 2012 and August 29, 2012 (except for the disclosures made under Item 2.02 or Item 7.01 of any such Current Report on Form 8-K, including the related exhibits, which are deemed furnished, and not filed, in accordance with the SEC’s regulations); and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide you with a copy of any information that we incorporate by reference into the Registration Statement on Form S-3 or this prospectus supplement, at no cost, by writing or calling us. Requests for such materials should be directed to:

Lakeland Bancorp, Inc.

Attention: Harry Cooper/Investor Relations

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

PROSPECTUS

LAKELAND BANCORP, INC.

$100,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Units

Lakeland Bancorp, Inc. may offer, issue and sell from time to time, together or separately, in one or more offerings, any combination of (i) our common stock, (ii) our preferred stock, which we may issue in one or more series, (iii) warrants, (iv) senior or subordinated debt securities, (v) depositary shares and (vi) units, up to a maximum aggregate offering price of $100,000,000. The debt securities may consist of debentures, notes, or other types of debt. The debt securities, preferred stock and warrants may be convertible into, or exercisable or exchangeable for, common or preferred stock or other securities of ours. The preferred stock may be represented by depositary shares. The units may consist of any combination of the securities listed above.

We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated or deemed incorporated by reference in this prospectus, carefully before you make your investment decision. Our common stock is quoted on the NASDAQ Global Select Market System under the symbol “LBAI.” On November 4, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market System was $5.71 per share. You are urged to obtain current market quotations of the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is November 10, 2009.

We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

PROSPECTUS SUMMARY

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read and are available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Lakeland” or the “Company” as used in this prospectus refer to Lakeland Bancorp, Inc. and its subsidiaries, including Lakeland Bank, which we sometimes refer to as the “Bank,” except that such terms refer to only Lakeland Bancorp, Inc. and not its subsidiaries in the sections entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Units.”

Company Overview

We are a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and we are subject to examination by the Federal Reserve Board. We were organized in March 1989 and commenced operations on May 19, 1989 upon the consummation of the acquisition of all of the outstanding stock of Lakeland Bank, formerly Lakeland State Bank. At June 30, 2009, the Company had total consolidated assets of $2.7 billion, total consolidated deposits of $2.1 billion, total consolidated loans, net of the allowance for loan and lease losses, of $2.0 billion and total consolidated stockholders’ equity of $265.7 million.

Through the Bank, we operate 48 bank offices in Morris, Passaic, Sussex, Warren, Essex and Bergen counties in New Jersey and as of June 30, 2009, we had 542 full-time equivalent employees. The Bank offers a full range of lending services, including commercial loans and leases, real estate and consumer loans to small and medium-sized businesses, professionals and individuals located in its markets. The Bank also offers a broad range of commercial and consumer banking services as well as investment and advisory services for individuals.

We are subject to examination by the Federal Reserve Board. The Bank is a state chartered banking association subject to supervision and examination by the Department of Banking and Insurance of the State of New Jersey (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”). Regulations of the Department and the FDIC govern most aspects of the Bank’s business, including reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location of branch offices.

Our principal executive offices are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 and our telephone number is (973) 697-2000. Our Internet address is http://www.lakelandbank.com.

Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or discussed in documents incorporated by reference in this prospectus.

Forward-looking statements are subject to known and unknown risks and uncertainties, which change over time, and are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Our actual results may differ materially from those expressed or anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus or in other filings.

You should not unduly rely on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus. We undertake no obligation to revise or update the forward-looking statements contained in this prospectus at any time.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect us will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2009 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004. Before we issued our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the U.S. Department of the Treasury on February 6, 2009, no shares of our preferred stock were outstanding.

Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Six months ended June 30, 2009	Years ended December 31,
		2008	2007	2006	2005	2004
Excluding interest on deposits	(1)	2.35	3.04	3.04	4.24	4.66
Including interest on deposits	(1)	1.40	1.40	1.46	1.88	2.09

(1)	The dollar amount of the deficiency for the six months ended June 30, 2009 is $24.5 million.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include acquisitions, capital expenditures, investments, and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DESCRIPTIONS OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares and units that we may offer and sell from time to time. We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our restated certificate of incorporation, as amended, our by-laws and by applicable New Jersey law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF COMMON STOCK

General

Our restated certification of incorporation, as amended, provides that we may issue up to 40,000,000 shares of common stock, no par value. As of June 30, 2009, there were 23,807,164 shares of our common stock outstanding. All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is listed on the NASDAQ Global Select Market under the symbol “LBAI.”

Dividend Rights

Holders of our common stock are entitled to dividends if, as and when determined by our board of directors in its sole discretion out of funds lawfully available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Lakeland Bancorp is insolvent. Funds for the payment of dividends by Lakeland Bancorp come primarily from the earnings of Lakeland Bank. Thus, as a practical matter, any restrictions on the ability of Lakeland Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Lakeland Bancorp.

As a state bank, Lakeland Bank is subject to limitations on the amount of dividends it may pay to Lakeland Bancorp, Lakeland Bank’s only shareholder. Lakeland Bancorp is also subject to certain Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board may prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

The dividend rights of holders of our common stock are qualified and subject to the dividend rights of holders of our preferred stock described below.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our shareholders, except as otherwise required by law. The quorum for shareholders’ meetings is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of our common stock at a meeting at which a quorum is present. There is no cumulative voting.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Lakeland Bancorp, holders of Company common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of the holders of our preferred stock described below.

Assessment and Redemption

All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

Certain provisions in our restated certificate of incorporation, as amended, and applicable New Jersey corporate and banking law, as well as our Shareholder Protection Rights Plan, may have the effect of discouraging a change of control of Lakeland Bancorp, even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our corporation. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director.

American Stock Transfer and Trust Company, LLC is presently the transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

The following description of our preferred stock describes certain general terms of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Fifty nine thousand of these shares of preferred stock have been authorized, and all shares of the senior preferred stock were issued to the U.S. Treasury on February 6, 2009. These senior preferred shares have no maturity date. The remaining 941,000 shares of preferred stock remain unissued blank check preferred stock.

Dividend and Repurchase Rights

The Fixed Rate Cumulative Perpetual Preferred Stock, Series A, is senior to our common stock and will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment of the Treasury, February 6, 2014, and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year. Unpaid dividends are compounded (i.e. dividends are paid on the amount of unpaid dividends).

As long as the senior preferred shares are outstanding, we are not permitted to pay dividends on any common stock shares or any preferred shares ranking pari passu with the senior preferred shares, unless all dividends on the senior preferred shares have been paid in full.

Furthermore, until the earlier of the third anniversary of the Treasury’s investment or the date on which the Treasury has transferred all of the senior preferred stock to unaffiliated third parties or such stock is redeemed in full, we may not, without the consent of the Treasury, increase the amount of the cash dividend on our common stock above the amount of our cash dividend at the time of the Treasury’s investment. The Treasury’s consent is not required where dividends on common stock are payable solely in shares of our common stock.

The Treasury’s consent will be required for any repurchase of our common stock or other capital stock or other equity securities, or any trust preferred securities, other than repurchases of the senior preferred shares and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

For as long as the Treasury continues to own any senior preferred shares, we may not repurchase any senior preferred shares from any other holder of such shares unless we offer to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

Conversion

Holders of the senior preferred shares have no right to exchange or convert such shares into any of our other securities.

Voting Rights

The senior preferred shares have no voting rights, other than class voting rights granted under New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the senior preferred shares; (ii) any amendment to the rights of the senior preferred shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the senior preferred shares. If dividends on the senior preferred shares as described above are not paid in full for six dividend periods, whether or not consecutive, the senior preferred shareholders would have the right to elect two directors. The right to elect directors would cease when all unpaid dividends (including compounded dividends) have been paid in full.

Liquidation Rights

The senior preferred shares have a liquidation preference of $1,000 per share. In the event of liquidation, dissolution or winding up of Lakeland Bancorp, holders of the senior preferred shares are entitled to receive full payment of the liquidation amount per share and the amount of any accrued and unpaid dividends, before any distribution of assets or proceeds is made to the holders of our common stock.

Redemption

We may redeem the senior preferred shares three years after the date of the Treasury’s investment, or earlier if we raise in an equity offering net proceeds equal to the amount of the senior preferred shares to be redeemed. We must raise proceeds equal to at least 25% of the issue price of the senior preferred shares to redeem any senior preferred shares prior to the end of the third year. The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the senior preferred shares up to, but excluding, the date fixed for redemption. Notwithstanding the foregoing limitations, under the American Recovery and Reinvestment Act of 2009, which became law on February 17, 2009, the Treasury may, after consultation with our federal regulator, permit us at any time to redeem the senior preferred shares. Upon such redemption, the Treasury will liquidate at the current market price the warrant that we issued to the Treasury concurrent with our issuance of the senior preferred shares.

Other Matters

The senior preferred shares are freely transferable. The senior preferred shares are not subject to any mandatory redemption, sinking fund or other similar provisions.

“Blank Check” Preferred Stock

The remaining 941,000 unissued shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. In general, our restated certificate of incorporation, as amended, authorizes our board of directors to issue new shares of our common stock or preferred stock without further shareholder action, provided that there are sufficient authorized shares.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock do not have preemptive rights with respect to any newly issued stock. Our board could adversely affect the voting power of holders of our common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Lakeland Bancorp that the board of directors does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and our shareholders.

Terms of the Preferred Stock That We May Offer and Sell to You

We summarize below some of the provisions that will apply to the preferred stock that we may offer to you unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

Our board of directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

Prior to the issuance of a new series of preferred stock, we will further amend our restated certificate of incorporation, as amended, designating the stock of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•

the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•

the voting rights, if any, of shares of such series; the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•

the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•

the conditions and restrictions, if any, on the creation of indebtedness by us or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to our restated certificate of incorporation, as amended, for complete information regarding a series of preferred stock.

The preferred stock will, when issued against payment of the consideration payable therefor, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue, together with other securities or separately, warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the maximum or minimum number of warrants which may be exercised at any time;

•	the identity of the warrant agent;

•	any mandatory or optional redemption provision;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the amount of such principal amounts of debt securities or such number of shares of common stock or preferred stock or other securities at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

Modification of the Warrant Agreement

The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and a trustee to be designated prior to the issuance of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“senior debt securities”), our senior subordinated debt (“senior subordinated debt securities”), our subordinated debt (“subordinated debt securities”) or our junior subordinated debt (“junior subordinated debt securities” and, together with the senior subordinated debt securities and the subordinated debt securities, the “subordinated securities”). Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

We have summarized herein certain terms and provisions of the form of indenture (the “indenture”). The summary is not complete and is qualified in its entirety by reference to the actual text of the indenture. The indenture is an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time which securities may be in any currency or currency unit designated by us. The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	the limit, if any, upon the aggregate principal amount or issue price of the debt securities of a series;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including any debt of any of our subsidiaries;

•	the price or prices at which the debt securities will be issued;

•	the designation, aggregate principal amount and authorized denominations of the series of debt securities;

•	the issue date or dates of the series and the maturity date of the series;

•	whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the interest rate, if any, and the method for calculating the interest rate and basis upon which interest shall be calculated;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the currency of denomination of the securities;

•	the place where we will pay principal, premium, if any, and interest, if any, and the place where the debt securities may be presented for transfer;

•

if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	the dates on which premium, if any, will be paid;

•

any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and

•	other specific terms, including any additional events of default or covenants.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in any applicable prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

We may structure one or more series of subordinated securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

The debt securities will represent our general unsecured obligations. We are a holding company and the Company’s operating assets are owned by our subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from the Bank. The Bank is subject to restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by the Bank is subject to ongoing review by banking regulators. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities. The indenture does not limit the incurrence or issuance of our secured or unsecured debt including senior indebtedness.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

The indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets

The indenture prohibits us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, unless:

•

either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all our or our subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities and the due performance of every covenant of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•

immediately after giving effect to such transactions, no Event of Default described under the caption “Events of Default and Remedies” below or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions relating to merger, consolidation and sale of assets.

Upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our subsidiaries’ assets to any person, the successor person shall succeed, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Events of Default and Remedies

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4) default in the performance, or breach, of any covenant or warranty in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice of such default from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(6) any other Event of Default provided with respect to debt securities of that series that is set forth in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness that we may have outstanding from time to time. Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of not less than 51% of the aggregate principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

No holder of any debt security may seek to institute a proceeding with respect to the indenture unless such holder has previously given written notice to the trustee of a continuing Event of Default, the holders of not less than 51% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to institute proceedings in respect of the Event of Default, the holder or holders have offered reasonable indemnity to the trustee and the trustee has failed to institute such proceeding within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default actually known to a responsible officer of the trustee, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after receiving notice of any default, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. In the case of a default specified in clause (4) above describing Events of Default, no notice of default to the holders of the debt securities of that series will be given until 60 days after the occurrence of the event of default.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•

provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with the covenant described under “—Merger, Consolidation or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors or co-obligors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	add additional provisions as may be expressly permitted by the Trust Indenture Act;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the maturity date or the stated payment date of any payment of premium or interest payable on the debt securities;

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	change the method of computing the amount of principal or any interest of any debt security;

•	change or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid or the place of payment;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking or priority of the debt securities of any series; or

•	release any guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount; or

•

U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	if prior to the stated maturity date, notice shall have been given in accordance with the provisions of the indenture;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company (“DTC”) will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indenture and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holder of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•

there has been a final distribution in respect of the preferred stock in connection with the liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial or fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holders evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we, and certain holders of our securities, may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NASDAQ or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as principal or agent of the Company, who may also be third-party sellers of securities as described above. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities including:

•	whether that offering is being made by us, or certain holders of our securities;

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities, if any.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

Sales Through Underwriters

If underwriters are used in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved. The terms of such sales will be described in the applicable prospectus supplement.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Certain of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement. Any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus may also be used in connection with any issuance of common stock or preferred stock upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009;

•

our Current Reports on Form 8-K filed with the SEC on January 22, 2009, February 3, 2009, February 9, 2009, March 6, 2009, April 23, 2009, May 22, 2009, June 10, 2009, June 16, 2009, July 23, 2009, July 27, 2009 and October 22, 2009 (except for the disclosures made under Item 2.02 or Item 7.01 of any such Current Report on Form 8-K, including the related exhibits, which are deemed furnished, and not filed, in accordance with the SEC’s regulations);

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000; and

•	the description of our stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on August 24, 2001.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Lakeland Bancorp, Inc.

Attention: Harry Cooper/Investor Relations

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. and its subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this registration statement and prospectus, have been audited by Grant Thornton LLP, an independent registered public accountants, as indicated in their reports (which report on the consolidated financial statements expressed an unqualified opinion and contained an explanatory paragraph regarding the Company’s adoption of Financial Accounting Statement Board (FASB) No. 157 Fair Value Measurements and Emerging Issues Task Force 06-4 Accounting for Deferred Compensation and Post Retirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements in 2008 and FASB Interpretation No. 48 Accounting for Uncertain Income Taxes in 2007) with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy statements and other information regarding issuers, such as Lakeland Bancorp, Inc., that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is http://www.lakelandbank.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.

LAKELAND BANCORP, INC.

1,983,315 Shares of Common Stock

PROSPECTUS SUPPLEMENT

August 29, 2012